EXHIBIT 99.1

Company Contacts:

Tamara A. Seymour	Pete De Spain

CFO and Vice President,	Associate Director,

Finance & Administration	Investor Relations & Corporate Communications

Favrille, Inc.	Favrille, Inc.

(858) 526-8035	(858) 526-2426

tseymour@favrille.com	pdespain@favrille.com

Favrille to Expand Existing Facility to Support Commercial Manufacturing of FavId

San Diego – Nov. 7, 2005 – Favrille, Inc. (Nasdaq: FVRL) today announced that it has signed an  amended lease agreement to expand its existing facility to support commercial-scale manufacturing of FavId®, the Company’s lead product candidate currently in a Phase 3 clinical trial for the treatment of follicular B-cell non-Hodgkin’s lymphoma (NHL).  This 80,000-square foot facility will be devoted to manufacturing and is intended to give Favrille the capacity to produce FavId to meet commercial needs while continuing to support additional clinical trials.  In addition, the Company has committed to lease an adjacent 48,000-square foot facility to house Favrille’s corporate headquarters and research and warehousing operations.

“We anticipate that the capacity of our expanded facility will be sufficient to supply FavId for up to 4,000 patients per year,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “This expansion represents a significant milestone in our transition from a clinical development company to a commercial franchise. We expect to finance our facility expansion through landlord improvement allowances and traditional debt without the need to use equity to finance this project.”

The current estimated cost of the expansion for both facilities, including equipment, is $24 million, of which up to an aggregate of $11.2 million will be provided by the landlord in the form of a tenant improvement allowance.  The Company expects to finance the additional capital expenditures of approximately $13 million through debt financing.  Commencing in February 2007, lease expenses for the existing facility will increase from the amounts set forth in the original lease agreement.  The lease expenses for the headquarters facility will be phased in during 2006 and 2007.  In mid-2006, the existing letter of credit between Favrille and the landlord will be increased by approximately $2 million.  Unless earlier terminated, the lease will expire on June 30, 2025.

Favrille continues to manufacture FavId in its existing facility to support its ongoing Phase 3 clinical trial. The Company expects to complete patient enrollment in this pivotal Phase 3 trial by year-end or soon thereafter.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the manufacturing capacity of the expanded facility, the expected cost of the facility expansion and financing of such costs, the extension of the amended lease agreement to include the Company’s proposed new headquarters facility, and Favrille’s product candidates, proprietary technologies and research programs.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the Company’s ability to obtain debt financing for the facility expansion in sufficient amounts and on acceptable terms, if at all; the ability of the expanded facility to supply FavId for up to 4,000 patients per year; progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.